Exhibit 3.3

AMENDMENT NO. 1

TO THE AMENDED AND RESTATED BYLAWS OF

VIVUS, INC.

February 20, 2013

The Amended and Restated Bylaws of VIVUS, Inc., a Delaware corporation (the “Company”), initially adopted by the Board of Directors of the Company on May 16, 1996 and as amended and restated on April 18, 2012 (the “Bylaws”), are hereby amended by this Amendment No. 1 (this “Amendment”) pursuant to Article IX thereof as set forth below.

1.              Amendment.  Article II, Section 2.7 of the Bylaws is hereby amended by deleting such Article II, Section 2.7 in its entirety and replacing such Section with the following new Article II, Section 2.7:

“The holders of a majority in voting power of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by applicable law, the certificate of incorporation or these bylaws. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairman of the meeting or (ii) the holders of a majority of the voting power of the shares entitled to vote, who are present in person or represented by proxy, shall have power to adjourn the meeting. If a quorum be initially present, the stockholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Except as otherwise provided by the certificate of incorporation, directors shall be elected by a plurality of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Except as otherwise provided by applicable law, the certificate of incorporation or these bylaws, every matter other than the election of directors shall be decided by the affirmative vote of a majority of the votes cast by stockholders present in person or represented by proxy at the meeting and entitled to vote on such matter.”

2.              Miscellaneous.  Except as modified by this Amendment, which shall be effective as of the date first written above, the Bylaws shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, to record adoption of this Amendment by the Board of Directors of the Company as of the date first written above, the Company has caused its authorized officer to execute this Amendment as of the date first written above.

By:	/s/ Leland F. Wilson
Name:	Leland F. Wilson
Title:	Chief Executive Officer